[LETTERHEAD OF INDIANA UNITED BANCORP]

     Date:     Tuesday, November 9, 1999, 11:30 a.m. EST
     CONTACT:  James L. Saner, Sr., President and CEO Indiana United Bancorp,
               Greensburg, IN - 812-663-0157; John Rodda, President and CEO,
               First Affiliated Bancorp, Inc., Watseka, IL - 815-432-3977


                  Indiana United Bancorp Announces Definitive
                          Agreement With Illinois Bank


GREENSBURG, Ind.--(BUSINESS WIRE)--Nov. 9, 1999--Indiana United Bancorp (Nasdaq:IUBC) today announced a definitive agreement to acquire First Affiliated Bancorp, Inc. of Watseka, Illinois and its wholly owned banking subsidiary, Capstone Bank, N.A. Capstone Bank has $131 million in assets, $116 million in deposits and four banking offices in Illinois and one in Indiana.

The transaction is a tax-free stock-for-stock exchange of 4.4167 shares of Indiana United common stock for each outstanding share of First Affiliated. Based on Indiana United's closing price of $19.00 per share on Friday, November 5, 1999, the implied value per First Affiliated's share is $83.92, for a total deal value of approximately $21 million. The acquisition is pending regulatory approval and First Affiliated Bancorp, Inc.'s shareholder approval during the first quarter of 2000.

Indiana United Bancorp's President and CEO James L. Saner, Sr., states, "The acquisition of First Affiliated gives our banking group a presence in the Illinois market. It is a good philosophical fit given Indiana United's commitment to community banking and First Affiliated's community banking operation. It also expands our presence into the western side of Indiana. The communities presently served by First Affiliated are small communities, not too dissimilar to those in which the other banking subsidiaries operate. We plan to enhance our presence in Western Indiana and Illinois by continuing our search for additional opportunities in those markets."

"This transaction is a positive one for our shareholders, customers and employees," commented John R. Rodda, President and CEO of both First Affiliated Bancorp, Inc. and Capstone Bank, N.A. "Our loyal shareholders will now become owners in a strong, more diversified corporation that is focused on shareholder value and community-based banking. Our customers will continue to receive the same personal attention from loyal employees, with the added benefits of a broader range of services, larger lending limits and agricultural lending. And our employees will now be a part of a growing organization which offers a competitive fringe benefit package."

Indiana United Bancorp has acquired eleven banking offices within the state of Indiana over the past fifteen months totaling approximately $225 million in deposits. Indiana United, which is Y2K ready, has $935 million in assets and operates 40 banking offices in fifteen counties through three banking subsidiaries: People's Trust Company, headquartered in Brookville, Indiana; Union Bank and Trust Company, headquartered in Greensburg, Indiana; and Regional Bank, headquartered in New Albany, Indiana. In addition, Indiana United operates three insurance agencies located in Portland, Indiana, Greensburg, Indiana and Owensboro, Kentucky. The company's common stock is traded in the over-the-counter market through the NASDAQ National Market System under the symbol "IUBC".


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